Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
May 3, 2017
American Equity Reports First Quarter 2017 Results
Company Highlights

•	First quarter 2017 net income of $53.9 million or $0.60 per diluted common share

•	First quarter 2017 non-GAAP operating income[1] of $59.6 million or $0.66 per diluted common share

•	First quarter 2017 annuity sales of $1.1 billion, down 48% from first quarter 2016

•	Policyholder funds under management of $46.0 billion, up 1.8% from December 31, 2016 and 8.2% from March 31, 2016

•	First quarter 2017 investment spread of 2.71%

•	Estimated risk-based capital ratio of 353% compared to 342% at December 31, 2016
WEST DES MOINES, Iowa (May 3, 2017) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported first quarter 2017 net income of $53.9 million, or $0.60 per diluted common share, compared to net loss of $44.8 million, or $0.55 per diluted common share, for first quarter 2016.
Non-GAAP operating income1 for the first quarter of 2017 was $59.6 million, or $0.66 per diluted common share, compared to non-GAAP operating income1 of $21.0 million, or $0.25 per diluted common share, for first quarter 2016. On a trailing twelve month basis, non-GAAP operating1 return on average equity1 was 8.6% based upon reported results and 11.2% excluding the impact of assumption revisions in the third quarter of 2016.
POLICYHOLDER FUNDS UNDER MANAGEMENT UP 1.8% ON $1.1 BILLION OF SALES
Policyholder funds under management at March 31, 2017 were $46.0 billion, an $819 million or 1.8% increase from year-end 2016. First quarter sales were $1.1 billion before coinsurance ceded and $1.0 billion after coinsurance ceded. Gross sales and net sales for the quarter were down substantially from the record first quarter sales posted in 2016. On a sequential basis, gross sales were down 22% with net sales down 10%.

Commenting on sales, John Matovina, Chief Executive Officer and President, said: "While sales were down substantially on a year-over-year basis, we would note that first quarter 2016 sales benefited from momentum we had coming off of a record second half of 2015 as well as elevated sales of multi-year guaranteed annuities (MYGAs). The relatively smaller declines in net sales compared to gross sales reflects both significantly lower volumes of MYGA products which are substantially coinsured as well as a reduction in the portion of Eagle Life's fixed indexed annuity (FIA) product sales that are coinsured.
Total sales by independent agents for American Equity Investment Life Insurance Company (American Equity Life) declined 18% sequentially while total sales by broker-dealers and banks for Eagle Life declined by $99 million or 47% sequentially. Sales of FIAs were down 16% sequentially to $1.0 billion with all of the decrease attributable to reduced sales for American Equity Life."
Commenting on the competitive environment and the outlook for FIA sales, Matovina added: “The market in each of our distribution channels was quite competitive in the first quarter and we've not seen any indication that the near term will be any less competitive. We continue to suspect that uncertainty regarding the Department of Labor (DOL) conflict of interest fiduciary rule may be distracting from marketing activities and playing a role in lower sales. In some cases, registered representatives may be positioning money away from annuities and into managed money in anticipation of the fiduciary rule."
Matovina continued: "We have enhanced our competitive positioning by adding an optional market value adjustment (MVA) feature to our Eagle Select and American Equity Choice series of products. These products accounted for approximately 20% of first quarter 2017 FIA sales but it is too early to assess the impact from the MVA versions which have higher rates than the comparable non-MVA versions. While 2017 FIA sales are off to a slow start, we believe the long-term outlook for FIA sales remains favorable driven by well understood demographic factors and the potential for further increases in interest rates."
COST OF MONEY REDUCTION BENEFITS INVESTMENT SPREAD
American Equity’s investment spread was 2.71% for the first quarter of 2017 compared to 2.62% for the fourth quarter of 2016 and 2.65% for the first quarter of 2016. On a sequential basis, the average yield on invested assets increased approximately one basis point while the cost of money declined eight basis points..
Average yield on invested assets continued to be unfavorably impacted by the investment of new premiums and portfolio cash flows at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the first quarter of 2017 was 4.13% compared to 3.71% and 4.14% in the fourth and first quarters of 2016, respectively. However, the unfavorable impact from new money investment yields was offset by fee income from bond transactions, prepayment income and other non-trendable investment income items which added ten basis points to the first quarter average yield on invested assets compared to seven basis from such items in the fourth quarter of 2016.
The aggregate cost of money for annuity liabilities decreased by eight basis points to 1.77% in the first quarter of 2017 compared to 1.85% in the fourth quarter of 2016. This decrease primarily reflected continued reductions in crediting rates. The benefit from over hedging the obligations for index linked interest was five basis points in the first quarter of 2017 compared to two basis points in the fourth quarter of 2016.

Commenting on investment spread, John Matovina said: “First quarter spread results benefited from our fully invested profile, a five basis point reduction in the cost of money attributable to new money rates and reductions in renewal crediting rates, an increase in the over hedging benefit, fee income from bond transactions and prepayment income, and other recurring, but variable, investment income items. While investment spread did increase on a sequential basis, yields available to us on investments that meet our high quality parameters remain below our portfolio rate and will continue to pressure our spread results. We will continue to achieve reductions in our cost of money through renewal rate adjustments that will be implemented on policy anniversary dates over the remainder of this year. We continue to have flexibility to reduce our crediting rates, if necessary, and could decrease our cost of money by approximately 0.49% through further reductions in renewal rates to guaranteed minimums should the investment yields currently available to us persist."
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2017 earnings on Thursday, May 4, 2017 at 8:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 99630301 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through May 11, 2017 at 855-859-2056, passcode 99630301 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$9,402	$7,345
Annuity product charges	43,572	36,505
Net investment income	485,597	450,826
Change in fair value of derivatives	386,533	(74,065)
Net realized gains on investments, excluding other than temporary impairment ("OTTI") losses	2,338	2,687
OTTI losses on investments:
Total OTTI losses	—	(6,018)
Portion of OTTI losses recognized in (from) other comprehensive income	(141)	324
Net OTTI losses recognized in operations	(141)	(5,694)
Total revenues	927,301	417,604

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	11,875	9,109
Interest sensitive and index product benefits	419,139	97,671
Amortization of deferred sales inducements	62,325	27,479
Change in fair value of embedded derivatives	224,170	265,857
Interest expense on notes and loan payable	7,722	6,880
Interest expense on subordinated debentures	3,336	3,168
Amortization of deferred policy acquisition costs	89,678	49,713
Other operating costs and expenses	27,579	26,830
Total benefits and expenses	845,824	486,707
Income (loss) before income taxes	81,477	(69,103)
Income tax expense (benefit)	27,538	(24,262)
Net income (loss)	$53,939	$(44,841)

Earnings (loss) per common share	$0.61	$(0.55)
Earnings (loss) per common share - assuming dilution	$0.60	$(0.55)

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	88,647	82,129
Earnings (loss) per common share - assuming dilution	89,976	82,961

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), the Company has consistently utilized non-GAAP operating income and non-GAAP operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Non-GAAP operating income equals net income (loss) adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and the Company believes measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income eliminate the impact of fair value accounting for the Company's fixed index annuity business and are not economic in nature but rather impact the timing of reported results. The Company believes the combined presentation and evaluation of non-GAAP operating income together with net income (loss) provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income (Loss) to Non-GAAP Operating Income (Unaudited)

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands, except per share data)
Net income (loss)	$53,939	$(44,841)
Adjustments to arrive at non-GAAP operating income: (a)
Net realized investment (gains) losses, including OTTI	(1,942)	1,155
Change in fair value of derivatives and embedded derivatives - index annuities	10,977	97,549
Change in fair value of derivatives and embedded derivatives - debt	(247)	2,764
Income taxes	(3,105)	(35,629)
Non-GAAP operating income	$59,622	$20,998

Per common share - assuming dilution:
Net income (loss)	$0.60	$(0.55)
Adjustments to arrive at non-GAAP operating income:
Anti-dilutive effect of net loss	—	0.01
Net realized investment (gains) losses, including OTTI	(0.02)	0.01
Change in fair value of derivatives and embedded derivatives - index annuities	0.12	1.18
Change in fair value of derivatives and embedded derivatives - debt	—	0.03
Income taxes	(0.04)	(0.43)
Non-GAAP operating income	$0.66	$0.25

(a)
Adjustments to net income (loss) to arrive at non-GAAP operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income and non-GAAP operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
March 31, 2017
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$2,357,595
Average AOCI	(477,331)
Average equity excluding average AOCI	$1,880,264

Net income	$182,023
Non-GAAP operating income	160,968

Return on Average Equity Excluding Average AOCI
Net income	9.68%
Non-GAAP operating income	8.56%
1 - The net proceeds received from the Company's settlement of the two equity forward sales agreements in August 2016 are included in the computations of average stockholders' equity on a weighted average basis based upon the number of days they were available to the Company in the twelve month period. The weighted average amount is added to the simple average of (a) stockholders' equity at the beginning of the twelve month period and (b) stockholders' equity at the end of the twelve month period excluding the net proceeds received from the settlement of the two equity forward sales agreements in August 2016.